As filed with the Securities and Exchange Commission on May 25, 2006
Registration No. 333-______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TECHNICAL OLYMPIC USA, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation or Organization)
76-0460831
(I.R.S. Employer Identification No.)

4000 Hollywood Boulevard, Suite 500 N Hollywood, Florida (Address of Principal Executive Offices)	33021 (Zip Code)
Technical Olympic USA, Inc. Annual and Long-Term Incentive Plan, as amended and restated
(Full Title of the Plan)

Patricia M. Petersen, Esq.
Senior Vice President and General Counsel
Technical Olympic USA, Inc.
4000 Hollywood Boulevard, Suite 500 N
Hollywood, Florida 33021
(Name and Address of Agent For Service)
(954) 364-4000
(Telephone Number, Including Area Code, of Agent For Service)
Copy to:
Kara L. MacCullough, Esq.
Akerman Senterfitt
One S.E. Third Avenue, 28th Floor
Miami, Florida 33131
Phone: (305) 374-5600
Fax: (305) 374-5095

Calculation of Registration Fee

		Proposed	Proposed
		Maximum	Maximum
Title of Each Class of Securities	Amount To Be	Offering Price	Aggregate	Amount Of
To Be Registered	Registered(1)	Per Share(2)	Offering Price	Registration Fee(2)
Common Stock, par value $.0l per share	750,000	$19.34	$14,505,000	$1,552

(1)	This Registration Statement shall also cover any additional shares of common stock which become issuable under Technical Olympic USA, Inc.’s Annual and Long-Term Incentive Plan, as amended and restated, by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of Technical Olympic USA, Inc.’s outstanding shares of common stock.

(2)	Calculated solely for the purpose of this offering under Rule 457(h) of the Securities Act of 1933 on the basis of the average of the high and low selling prices per share of common stock of Technical Olympic USA, Inc. on May 22, 2006, as reported by The New York Stock Exchange.

Part I
Information Required in the Section 10(a) Prospectus
     The documents containing the information required by Part I of this Registration Statement will be sent or given to all persons who participate in the Technical Olympic USA, Inc. Annual and Long-Term Incentive Plan, as amended and restated effective as of January 1, 2006 (the “Amended Plan”), as specified by Rule 428(b)(1) of the Securities Act. These documents are not required to be filed with the Commission as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
Part II
Information Required in the Registration Statement
Explanatory Note:
     This Registration Statement on Form S-8 is being filed with respect to the Amended Plan for the purpose of registering an additional 750,000 shares of Common Stock.
     We previously filed with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form S-8 (File No. 333-99307) on September 9, 2002 in order to register 4,000,000 shares of common stock (7,500,000 shares after adjustment for our three-for-two stock split effected in the form of a 50% stock dividend and paid on June 1, 2004, and our five-for-four stock split effected in the form of a 25% stock dividend and paid on March 31, 2005) issuable under the Technical Olympic USA, Inc. Annual and Long-Term Incentive Plan. The contents of such earlier Registration Statement are incorporated herein by reference.
Item 3. Incorporation of Documents by Reference
     We incorporate by reference herein the following documents filed by us with the Commission, other than information furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K.

Commission Filing (File No. 001-32322)	Period Covered or Date of Filing
Annual Report on Form 10-K	Year ended December 31, 2005

Quarterly Report on Form 10-Q	Quarter ended March 31, 2006

Current Reports on Form 8-K	January 17, 2006, February 23, 2006, March 10, 2006, March 31, 2006, April 6, 2006, April 17, 2006 and May 9, 2006

Description of our Common Stock contained in Registration Statement on Form 8-A and any amendment or report filed for the purpose of updating such description	January 28, 1998 and October 18, 2004

All subsequent documents filed by us under Sections 13(a),
13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all
securities then remaining unsold
After the date of this prospectus
Item 4. Description of Securities
     Not applicable.
Item 5. Interests of Named Experts and Counsel
     Not applicable.
Item 6. Indemnification of Directors and Officers
     Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he/she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him/her in connection with such action, suit or proceeding if he/she acted in good faith and in a manner he/she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.
     Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by him/her in connection with the defense or settlement of such action or suit if he/she acted in good faith and in a manner he/she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
     Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 in the defense of any claim, issue or matter therein, he/she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him/her in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; that indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators; and empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him and incurred by him/her in any such capacity, or arising out of his/her status as such whether or not the corporation would have the power to indemnify him/her against such liabilities under Section 145.
     Section 102(b)(7) of the General Corporation Law of the State of Delaware provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provision shall not eliminate or limit the liability of a director (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the Delaware General Corporation Law, or (4) for any transaction from which the director derived an improper personal benefit.
     The registrant has adopted the provisions described above in its Certificate of Incorporation. The registrant has also entered into indemnification agreements with each of the members of its board of directors. Under the terms of the indemnification agreements, each director is entitled to the right of indemnification if, by reason of his/her corporate status, he/she is, or is threatened to be made, a party to or participant in any threatened, pending or completed proceedings. The registrant will indemnify each director against expenses, judgments, penalties, etc. actually and reasonably incurred by him/her or on his/her behalf in connection with such proceeding or any claim, issue or matter therein, if he/she acted in good faith and in a manner he/she reasonably believed to be in or not opposed to the best interests of the registrant, and, with respect to any criminal proceeding, had no reasonable cause to believe his/her conduct was unlawful. The registrant will indemnify each director for all expenses actually and reasonably incurred if he/she is successful on the merits. The indemnification agreements also provide for advancement of reasonable expenses, subject to proper notice being submitted to the registrant.
Item 7. Exemption from Registration Claimed
     Not applicable.
Item 8.Exhibits

Exhibit No.	Exhibits

5.1	Opinion of Akerman Senterfitt regarding the legality of the common stock being registered.

10.4A	Technical Olympic USA, Inc. Annual and Long-Term Incentive Plan, as amended and restated as of January 1, 2006 (Incorporated by reference to Exhibit A to the Definitive Proxy Statement filed by the registrant on April 19, 2006).

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Akerman Senterfitt (included in Exhibit 5.1) .

24.1	Power of Attorney of certain directors and officers of Technical Olympic USA, Inc. (set forth on the signature page of this Registration Statement).
Item 9. Undertakings
     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;
               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Signatures
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hollywood, State of Florida, on this 25th day of May, 2006.

TECHNICAL OLYMPIC USA, INC.
By:	/s/ David J. Keller
	Name:	David J. Keller
	Title:	Senior Vice President, Chief Financial Officer and Treasurer

Power of Attorney
KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Antonio B. Mon and Patricia M. Petersen or either of them, each acting alone, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign and file with the Securities and Exchange Commission, any and all amendments or supplements to the Registration Statement, granting unto each such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or their substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Antonio B. Mon Antonio B. Mon	Executive Vice Chairman, President, Chief Executive Officer (Principal Executive Officer) and Director	May 25, 2006

/s/ David J. Keller David J. Keller	Senior Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)	May 25, 2006

/s/ Randy L. Kotler Randy L. Kotler	Vice President — Chief Accounting Officer (Principal Accounting Officer)	May 25, 2006

/s/ Konstantinos Stengos Konstantinos Stengos	Chairman of the Board and Director	May 25, 2006

/s/ Andreas Stengos Andreas Stengos	Director	May 25, 2006

/s/ George Stengos George Stengos	Executive Vice President and Director	May 25, 2006

/s/ Marianna Stengou Marianna Stengou	Director	May 25, 2006

/s/ Larry D. Horner Larry D. Horner	Director	May 25, 2006

/s/ William A. Hasler William A. Hasler	Director	May 25, 2006

/s/ Michael J. Poulos Michael J. Poulos	Director	May 25, 2006

/s/ Susan B. Parks Susan B. Parks	Director	May 25, 2006

/s/ J. Bryan Whitworth J. Bryan Whitworth	Director	May 25, 2006

/s/ Tommy L. McAden Tommy L. McAden	Executive Vice President and Director	May 25, 2006

Exhibit Index

Exhibit Number	Description

5.1	Opinion of Akerman Senterfitt regarding the legality of the common stock being registered.

23.1	Consent of Ernst & Young LLP.